Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Ladenburg Thalmann Financial Services Inc. on Form S-8 (Nos. 333-82688, 333-101360 and 333-101361) and on Form S-3 (Nos. 333-37934, 333-71526, 333-81964, 333-88866, 333-122240 and 333-117952) of our report dated February 17, 2005 (except for the seventh paragraph of Note 8 under Litigation and Regulatory Matters and Notes 12 and 13 as to which the dates are March 23, 11 and 25, respectively), with respect to the consolidated financial statements of Ladenburg Thalmann Financial Services Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2004.

Eisner LLP

New York, New York
March 30, 2005